EXHIBIT 99.1

Hooker Furniture Reports Lower Sales and Earnings for Fiscal 2009 Third Quarter

MARTINSVILLE, Va., Dec. 9, 2008 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (Nasdaq:HOFT) today reported net sales of $69.0 million and net income of $3.0 million, or $0.27 per share, for the quarter ended November 2, 2008.

Fiscal 2009 third quarter net sales of $69.0 million decreased $14.8 million, or 17.6%, compared to the fiscal 2008 third quarter net sales of $83.8 million. Third quarter 2009 net income of $3.0 million decreased 50.1%, from net income of $5.9 million in the same 2008 period. Earnings per share of $0.27 decreased $0.21, or 43.8%, when compared to the 2008 quarter earnings per share of $0.48.

Operating income for the 2009 third quarter decreased to $4.7 million, or 6.8% of net sales, compared to operating income of $8.9 million, or 10.6% of net sales, in the same quarter a year ago. However, operating income margin improved compared to the 2009 second quarter and first half, principally as a result of higher net sales versus the 2009 second quarter, along with cost cutting measures taken by the Company and higher restructuring credits recorded during the 2009 third quarter. The 2009 third quarter operating margin of 6.8% improved compared to 4.8% for the 2009 second quarter and 5.2% for the 2009 first half.

"Given the unprecedented economic stress and historically low levels of consumer confidence, we're modestly pleased with our third quarter results," said Paul B. Toms Jr., chairman, chief executive officer and president. "In this environment, we're gratified not only that we've remained profitable, but also to have improved our operating income margin compared to the second quarter and first half. Obviously we're disappointed that we weren't able to stabilize sales and operate at historical profit levels. We believe our business model has proven once again the ability to keep us competitive, well-positioned and profitable despite economic adversity."

The year-over-year decrease in income and profitability was driven primarily by the net sales reduction, along with other factors including:

 -- a decline in gross profit margin to 28.7% compared with 31.8% in the prior year quarter, principally due to the rising cost of imported wood products and higher raw material costs for
    upholstered products and increased overhead absorption as a percentage of net sales for domestically-produced upholstered furniture; and
 -- an increase in selling and administrative expenses as a percentage of net sales to 22.7% compared with 20.7% of sales for the prior year quarter through the effect of declining year-over-year net sales. While selling and administrative expenses increased as a percentage of net sales, actual selling and administrative expenses declined 9.5% to $15.7 million in the 2009 third quarter compared to $17.3 million in the same period a year ago.

The declines in year-over-year income were partially mitigated by actions taken by Hooker to improve profitability and reduce costs. During the 2009 fiscal third quarter, the Company continued to address profitability by (i) increasing selling prices on most of its products; (ii) deferring, reducing or eliminating certain spending plans; and, (iii) reducing its work force by approximately 80 employees at its wood and upholstered furniture divisions.

The decline in year-over-year profitability was also partially offset by a restructuring credit of $561,000 ($350,000 after tax, or $0.03 per share) recorded in the 2009 third quarter for previously accrued health care benefits that are not expected to be paid for terminated employees at the former Roanoke and Martinsville, Va. manufacturing facilities. During the same 2008 quarter, the Company recorded restructuring charges of $419,000 ($260,000 after tax, or $0.02 per share) principally for asset impairment and disassembly costs related to the closure of the Martinsville, Va. manufacturing facility.

The net sales decline for the 2009 third quarter was driven by lower unit volume attributed to the nation-wide business slump, lower shipments of discontinued domestically-produced wood furniture and lower average selling prices. Factors driving the lower average selling prices included a higher proportion of lower-priced imported wood furniture in the product mix and sales discounts extended to dealers to promote sales.

Excluding discontinued domestically-produced wood furniture, net sales declined 16.3% year-over-year.

Third quarter 2009 unit volume decreased compared to the same 2008 period across most wood and upholstery product categories, but increased for:

 -- youth bedroom products due to the addition of the Opus Designs product line; and
 -- upholstered seating manufactured by Sam Moore.

Cash and Inventory Levels

Cash and cash equivalents declined by $20.7 million to $12.4 million as of November 2, 2008 from $33.1 million on February 3, 2008. The Company deployed cash of $14.1 million to repurchase approximately 800,000 shares of its common stock during the 2009 nine-month period under authorizations approved by its Board of Directors since late last year. Repurchases under those authorizations were completed early in the 2009 third quarter. Additionally, a $5.5 million increase in inventory levels accounts for substantially all of the remaining expenditure of the cash and cash equivalents used during the 2009 nine-month period. "Our progress in working down inventory levels is taking longer than expected because the downturn in sales has been more pronounced than we hoped; however, inventories have declined by $1.8 million since our last report at the end of July," Toms said. "We have now modified our inventory planning in reaction to this lower demand and will continue to work on managing to lower inventory levels."

Business Outlook

Over the course of the last several months, the economy has worsened with continued business closings, cutbacks and layoffs across many industries, including the home furnishings industry. Consumer confidence levels are at historical lows. With continued instability in the real estate, financial and credit markets prospects for a near-term economic recovery appear dim.

During the third quarter however, the Company experienced a modest increase in incoming order rates compared to the 2009 second quarter. Toms stated, "This stayed true to the historical upward trend in order rates following the Labor Day holiday. Also, while attendance at the recent October 2008 High Point, N.C. furniture market was significantly lower than at the last several semi-annual markets, order writing was generally consistent with recent markets. We were especially gratified at our ability to gain strong retail placements on a comprehensive new product collection at higher than average price points as well as our ability to sell a new bedroom collection in more transitional styling at lower than average price points. The beauty of sourcing in plants around the globe is that we have more flexibility to offer a wide range of styles and price points to a variety of retailers positioned at different price levels and with different consumer bases. Because of our broad factory network and strength in product development, we have the flexibility to be whatever the customer needs."

"Until we start to see the real estate and financial markets stabilize and some improvement in credit availability and consumer confidence, we believe the consumer will continue to stay on the sidelines," said Toms. "We've seen a significant decline in year-over-year incoming order rates over the past two months. We could possibly have to operate in this current environment for another nine to twelve months. That being said, we do see reassuring signs of progress and strength across our Company that keep us optimistic about our business model and long term future," Toms continued.

Announcements

 -- On November 6, 2008, Bradington-Young announced a permanent layoff of 54 employees in operations and administration at its plants in Cherryville and Hickory, NC. The reduction of
    approximately 15% of Bradington-Young's workforce was necessary because of the prolonged economic slump in the furniture industry and the impact on sales of its leather upholstered furniture.
    (In August 2008, the Company also announced permanent layoffs affecting 25 employees in operations, warehousing and
    administration at its wood furniture division based in
    Martinsville, Va.)

 -- At today's meeting, the Company's Board of Directors declared a quarterly cash dividend of $0.10 per share, payable on  February
    27, 2008 to shareholders of record February 13, 2008.

Conference Call Details

Hooker Furniture will present its fiscal 2009 second quarter financial results via teleconference and live internet web cast on Wednesday, December 10, 2008 at 9:00 AM Eastern Time. The dial-in number for domestic callers is 877-397-0284, and 719-325-4868 is the number for international callers.

Ranked among the nation's top 10 largest publicly traded furniture sources based on 2007 shipments to U.S. retailers, Hooker Furniture Corporation is an 84-year old residential wood, metal and upholstered furniture resource. Major wood furniture product categories include home entertainment, home office, accent, dining, bedroom and bath furniture under the Hooker Furniture brand and youth bedroom furniture sold under the Opus Designs brand. Hooker's residential upholstered seating companies include Cherryville, N.C.-based Bradington-Young LLC, a specialist in upscale motion and stationary leather furniture, and Bedford, Va.-based Sam Moore Furniture LLC, a specialist in upscale occasional chairs with an emphasis on cover-to-frame customization. Please visit our websites at www.hookerfurniture.com, www.bradington-young.com, www.sammoore.com and www.opusdesigns.com.

The Hooker Furniture Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4305

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: current economic conditions and instability in the financial and credit markets including their potential impact on the Company's (i) sales and operating costs and access to financing, (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their business; general economic or business conditions, both domestically and internationally; price competition in the furniture industry; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company's imported products; the cyclical nature of the furniture industry which is particularly sensitive to changes in consumer confidence, the amount of consumers' income available for discretionary purchases and the availability and terms of consumer credit; risks associated with the cost of imported goods, including fluctuation in the prices of purchased finished goods and transportation and warehousing costs; supply, transportation and distribution disruptions, particularly those affecting imported products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices of key raw materials, transportation and warehousing costs, domestic labor costs and environmental compliance and remediation costs; the Company's ability to successfully implement its business plan to increase Sam Moore Furniture's and Opus Design's sales and improve their financial performance; achieving and managing growth and change, and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with distribution through retailers, such as non-binding dealership arrangements; capital requirements and costs; competition from non-traditional outlets, such as catalogs, internet and home improvement centers; changes in consumer preferences, including increased demand for lower quality, lower priced furniture due to declines in consumer confidence and/or discretionary income available for furniture purchases and the availability of consumer credit; and higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective products. Any forward-looking statement that the Company makes speaks only as of the date of that statement, and the Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise.

                              Table I
           HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
         UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
             (In thousands, except per share data)

                    Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                     Nov. 02     Oct. 28,     Nov. 02    Oct. 28,
                     2008 (a)    2007 (b)     2008 (c)   2007 (d)
                    ---------  ---------      ---------  ---------
 Net sales          $  68,996  $  83,768      $ 204,651  $ 234,503

 Cost of sales         49,188     57,132        145,251    162,788
                    ---------  ---------      ---------  ---------

   Gross profit        19,808     26,636         59,400     71,715

 Selling and
  administrative
  expenses             15,661     17,312         48,440     48,385

 Restructuring
  and asset
  impairment
  (credit) charge        (561)       419           (819)       763
                    ---------  ---------      ---------  ---------

   Operating income     4,708      8,905         11,779     22,567

 Other income, net
                           36        309            391      1,150
                    ---------  ---------      ---------  ---------
   Income before
    income taxes        4,744      9,214         12,170     23,717

 Income taxes           1,794      3,303          4,541      8,662
                    ---------  ---------      ---------  ---------

   Net income       $   2,950  $   5,911      $   7,629  $  15,055
                    =========  =========      =========  =========

 Earnings per
  share:
   Basic            $    0.27  $    0.48      $    0.68  $    1.19
                    =========  =========      =========  =========
   Diluted          $    0.27  $    0.48      $    0.68  $    1.19
                    =========  =========      =========  =========

 Weighted average
  shares
  outstanding:
   Basic               10,761     12,266         11,176     12,676
                    =========  =========      =========  =========
   Diluted             10,767     12,270         11,182     12,680
                    =========  =========      =========  =========

 (a)  During the 2009 third quarter, the Company recorded a
      restructuring credit of $561,000 ($350,000 after tax, or $0.03 per share) for previously accrued health care benefits that are not expected to be paid for terminated employees at the former
      Roanoke and Martinsville, Va. manufacturing facilities.

 (b)  During the 2008 third quarter, the Company recorded restructuring charges of $419,000 ($260,000 after tax, or $0.02 per share)
      principally for additional severance and related benefit costs and disassembly costs related to the closure of the Martinsville,
      Va. manufacturing facilities.

 (c)  During the 2009 thirty-nine week period, the Company recorded a restructuring credit of $819,000 ($510,000 after tax, or $0.05 per share) for previously accrued health care benefits that are not expected to be paid for terminated employees at the former
      Roanoke and Martinsville, Va. manufacturing facilities.

 (d)  During the 2008 thirty-nine week period, the Company recorded aggregate restructuring charges of $763,000 ($473,000 after tax, or $0.04 per share) consisting of: $893,000 for additional severance and related benefit costs associated with the March
      2007 closing of the Martinsville, Va. domestic wood manufacturing facility, and a restructuring credit of $130,000 principally to reverse previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that were not expected to be paid.

                              Table II
           HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
              UNAUDITED CONSOLIDATED BALANCE SHEETS
                (In thousands, including share data)

                                          November 02,  February 03,
                                              2008         2008
                                              ----         ----
 Assets
 Current assets
   Cash and cash equivalents               $  12,419     $  33,076
   Trade accounts receivable, less
    allowance for doubtful accounts
    of $2,134 and $1,750 on each date         37,817        38,229
   Inventories                                56,035        50,560
   Prepaid expenses and other
    current assets                             4,641         3,552
                                           ---------     ---------
     Total current assets                    110,912       125,417
  Property, plant and equipment, net          24,859        25,353
  Goodwill                                     3,803         3,774
  Intangible assets                            5,924         5,892
  Cash surrender value of life
   insurance policies                         13,230        12,173
  Other assets                                 2,124         2,623
                                           ---------     ---------
     Total assets                          $ 160,852     $ 175,232
                                           =========     =========

 Liabilities and Shareholders' Equity
  Current liabilities
   Trade accounts payable                  $  10,611     $  13,025
   Accrued salaries, wages and
    benefits                                   3,622         3,838
   Other accrued expenses                      3,201         3,553
   Current maturities of long-term debt        2,846         2,694
                                           ---------     ---------
     Total current liabilities                20,280        23,110
  Long-term debt, excluding current
   maturities                                  3,064         5,218
  Deferred compensation                        6,194         5,369
  Other long-term liabilities                    216           709
                                           ---------     ---------
     Total liabilities                        29,754        34,406

 Shareholders' equity
   Common stock, no par value,
    20,000 shares authorized, 10,761
    and 11,561 shares issued and
    outstanding on each date                  16,975        18,182
   Retained earnings                         114,246       122,835
   Accumulated other comprehensive loss         (123)         (191)
                                           ---------     ---------
      Total shareholders' equity             131,098       140,826
                                           ---------     ---------
       Total liabilities and
        shareholders' equity               $ 160,852     $ 175,232
                                           =========     =========

                              Table III
           HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
          UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands)
                                            Thirty-Nine Weeks Ended
                                           November 02,   October 28,
                                               2008         2007
                                               ----         ----
 Cash flows from operating activities
   Cash received from customers             $ 205,466    $ 234,868
   Cash paid to suppliers and employees      (199,962)    (192,939)
   Income taxes paid, net                      (5,031)     (10,188)
   Interest received, net                         270          977
                                            ---------    ---------
      Net cash provided by
       operating activities                       743       32,718
                                            ---------    ---------

 Cash flows from investing activities
   Acquisition of Sam Moore
    Furniture, net of cash acquired                --      (10,571)
   Additional payments related
    to the acquisition of Opus Designs           (181)          --
   Purchase of property, plant
    and equipment                              (1,755)      (1,514)
   Proceeds from the sale of
    property and equipment                         17        2,129
                                            ---------    ---------
      Net cash used in investing
       activities                              (1,919)      (9,956)
                                            ---------    ---------

 Cash flows from financing
  activities
   Purchases and retirement of common stock   (14,097)     (26,785)
   Cash dividends paid                         (3,382)      (3,847)
   Payments on long-term debt                  (2,002)      (1,860)
                                            ---------    ---------
      Net cash used in financing
       activities                             (19,481)     (32,492)
                                            ---------    ---------

 Net decrease in cash and cash
  equivalents                                 (20,657)      (9,730)
 Cash and cash equivalents at
  beginning of year                            33,076       47,085
                                            ---------    ---------
    Cash and cash equivalents at
     end of year                            $  12,419    $  37,355
                                            =========    =========

 Reconciliation of net income to net cash
  provided by operating activities:
   Net income                               $   7,629    $  15,055
    Depreciation and amortization               2,154        2,530
    Non-cash and restricted stock awards           54           33
    Restructuring (credit) charge                (819)         763
    Loss on disposal of property                  122           --
    Provision for doubtful accounts             1,475          834
    Deferred income tax (benefit) expense        (667)       3,203
    Changes in assets and
     liabilities, net of effect from
       acquisitions:
        Trade accounts receivable              (1,019)        (505)
        Inventories                            (5,416)      16,261
        Prepaid expenses and other assets      (1,049)      (1,160)
        Trade accounts payable                 (2,414)         937
        Accrued salaries, wages and
         benefits                                 603       (1,211)
        Accrued income taxes                      177       (4,728)
        Other accrued expenses                   (419)        (139)
        Other long-term liabilities               332          845
                                            ---------    ---------
         Net cash provided by
          operating activities              $     743    $  32,718
                                            =========    =========

CONTACT:  Hooker Furniture Corporation
          Paul B. Toms Jr., Chairman, Chief Executive Officer
           and President
            (276) 632-2133
          E. Larry Ryder, Executive Vice President
           and Chief Financial Officer
            (276) 632-2133
          Kim D. Shaver, Vice President, Marketing Communications
            (336) 454-7088